Exhibit 10.55

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is by and between InspireMD, Inc., a Delaware corporation (the “Company”), and James J. Barry, Ph.D. (“Consultant”). This Agreement is entered into as of February 26, 2014 (the “Effective Date”). The parties agree to this Agreement as follows:

RECITALS

The Company wishes to utilize certain services which can be performed by Consultant, and Consultant can provide and desires to render to the Company such services, and the parties agree that it would be to their mutual advantage to execute this Agreement and thereby define the terms and conditions which shall control the rendering of services provided to the Company by Consultant. This Agreement does not purport to set forth all of the terms and conditions of the services provided to the Company by Consultant.

In consideration of the promises and mutual covenants in this Agreement, the Company and Consultant agree as follows:

I.	Services to be Provided by Consultant

A. Description of Consulting Services. Subject to the terms of this Agreement, the Company retains Consultant, and Consultant agrees with the Company, to serve as a consultant to the Company for the purpose of (i) advising the Company in the design and implementation of the MASTER II clinical trial, (ii) advising the Company in its planned drug eluting stent program and (iii) assisting the Company in its due diligence evaluation of prospective strategic partners (collectively, the services to be performed by Consultant shall be the “Consulting Services”). It is agreed that other consulting services may be undertaken that are outside the foregoing scope of these services by mutual consent.

B. Company’s Reliance. The Company is entering into this Agreement in reliance on Consultant’s special and unique abilities in rendering the Consulting Services and Consultant will use Consultant’s best effort, skill, judgment, and ability in rendering the Consulting Services.

C. Representations by Consultant. Consultant represents to the Company that Consultant is under no contractual, legal or fiduciary obligation or burden that reasonably may be expected to interfere with Consultant’s ability to perform the Consulting Services in accordance with this Agreement’s terms, including without limitation any agreement or obligation to or with any other company, and that Consultant is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant’s engagement by the Company or to refrain from competing, directly or indirectly, with the business of any other party. Consultant agrees that Consultant will not use, distribute or provide to anyone at the Company any confidential or proprietary information belonging to any other company or entity, at any time during Consultant’s performance under this Agreement. Consultant further represents that Consultant’s performance of the Consulting Services will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior this Agreement, and Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any other party.

D. Nature of Relationship Between Parties. Consultant will render the Consulting Services in this Agreement as an independent contractor, while specifically adhering to the rules, policies, regulations and procedures of the Company, as may be amended by the Company at any time. Except as otherwise specifically agreed to by the Company in writing, Consultant shall have no authority or power to bind the Company with respect to third parties and Consultant shall not represent to third parties that Consultant has authority or power to bind the Company. It is not the intention of the parties to this Agreement to create, by virtue of this Agreement, any employment relationship, trust, partnership, or joint venture between Consultant and the Company or any of its affiliates, except as specifically provided in this Agreement, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them solely as a result of the Consulting Services.

CONSULTING AGREEMENT	Page 1

E. Duties as a Director. To the extent that Consultant is a member of the Board of Directors of the Company during the term of this Agreement and any of Consultant’s duties hereunder conflict with Consultant’s fiduciary duties to the Company due to Consultant’s service as a director, Consultant shall only act in a manner consistent with his fiduciary duties as a director of the Company and shall not be liable to the Company, in any way, for any breaches of this Agreement resulting from any actions taken in a manner that are consistent with Consultant’s fiduciary duties to the Company.

II.	COMPENSATION FOR CONSULTING SERVICES

A. Consulting Fee. The Company shall pay Consultant for all services that Consultant provides under this Agreement at the rate of $312.50 per hour (the “Consulting Fee”). Consultant shall present invoices describing the Consulting Services on a monthly basis. The Company shall pay Consultant within thirty (30) days of receipt of such invoice. Consultant shall present necessary and appropriate documentation for each specific task performed in the course of Consultant’s provision of the Consulting Services, as requested by the Company. The Consulting Fee constitutes the sole compensation to which Consultant will be entitled for performance of the Consulting Services.

B. Expense Reimbursement. The Company shall reimburse Consultant for all reasonable business expenses Consultant incurs in performing the Consulting Services, provided that Consultant receives prior written approval from the Company and the expenses are in compliance with the Company’s travel and expense policies. Consultant shall submit all appropriate and supporting documentation for expense reimbursement. Reimbursement will be made in accordance with the Company’s expense reimbursement policies.

C. Benefits. Consultant shall at all times be an independent contractor (and not an employee or agent of the Company); therefore, Consultant, by virtue of this Agreement, shall not be entitled to participate in any benefit plans or programs that the Company provides or may provide to its employees, including, but not limited to, pension, profit-sharing, medical, dental, workers’ compensation, occupational injury, life insurance and vacation or sick benefits; provided, however, that so long as Consultant remains a director of the Company, Consultant shall be eligible to participate in any benefit plans or programs that the Company provides or may provide to its directors.

D. Workers’ Compensation. Consultant understands and acknowledges that the Company shall not obtain workers’ compensation insurance covering Consultant.

III.	PAYMENT OF TAXES

A. Foreign, Federal, State, and Local Taxes. No foreign, federal, state, or local income tax or payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant. Consultant shall not be treated as an employee of the Company with respect to services performed under the Agreement for foreign, federal, state, or local tax purposes.

B. Notices to Consultant About Tax Duties And Liabilities. Consultant understands that Consultant is responsible to pay, according to the applicable law, Consultant’s income taxes. The parties agree that any tax consequences or liability arising from the Company’s payments to Consultant shall be the sole responsibility of Consultant. Should any foreign, state or federal taxing authority determine that any of the compensation under Section II(A) constitutes income subject to withholding under any foreign, federal, state or local law, then Consultant agrees to indemnify and hold the Company harmless for any and all related tax liability, including, but not limited to, taxes, levies, assessments, fines, interest, costs, expenses, penalties, and attorneys’ fees.

CONSULTING AGREEMENT	Page 2

IV.	INDEMNIFICATIONS AND COVENANTS

A. Limitations on the Company’s Liability and Consultant’s Indemnification of the Company. By entering into this Agreement and receiving the Consulting Services, but subject to the other Agreement terms, the Company will not be liable for any Damages (defined below) caused by Consultant’s dishonesty, willful misconduct, or gross negligence or for Consultant’s breach of this Agreement. Consultant shall indemnify and hold harmless the Company from and against all losses, judgments, damages, expenses (including, without limitation, reasonable fees and expenses of counsel), liabilities, judgments, and amounts paid in settlement (collectively “Damages”) incurred by or asserted against the Company arising from, as a result of, in connection with, or relating to Consultant’s dishonesty, willful misconduct, or gross negligence in performing the Consulting Services or for Consultant’s breach of this Agreement.

B. Limitations on Consultant’s Liability and the Company’s Indemnification of Consultant. By entering into this Agreement and providing the Consulting Services, but subject to the other Agreement terms, Consultant will not be liable for any Damages caused by the Company’s dishonesty, willful misconduct, or gross negligence or for the Company’s breach of this Agreement. The Company shall indemnify and hold harmless Consultant from and against all Damages incurred by or asserted against Consultant arising from, as a result of, in connection with, or relating to the Company’s dishonesty, willful misconduct, or gross negligence in performing this Agreement or for the Company’s breach of this Agreement.

C. Consultant’s Standard of Care. Consultant will provide the Consulting Services with the same degree of care, skill, and prudence that would be customarily exercised in the Company’s best interest.

D. Confidential Information, Non-Disclosure Agreement and Work Product Ownership.

(i) Confidential Information. Consultant acknowledges and agrees that during the term of this Agreement, the Company shall grant Consultant otherwise prohibited access to its trade secrets and other Confidential Information (defined below) which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company. For purposes of this Agreement, “Confidential Information” includes all trade secrets and confidential and proprietary information of the Company, including, but not limited to, the following: software, technical, and business information relating to the Company’s inventions and products (including product construction and product specifications), research, development, production processes, manufacturing and engineering processes, finances, services, know-how, technical data, policies, strategies, designs, formulas, programming standards, developmental or experimental work, improvements, discoveries, plans for research or future products, database schemas or tables, infrastructure, development tools or techniques, training manuals, marketing and sales plans and strategies, business plans, budgets, financial information and data, customer and client information, prices and pricing strategies, costs, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions, information regarding the names, contact information, skills and compensation of employees and contractors of the Company, and other business information disclosed or made available to Consultant by the Company, either directly or indirectly, in writing, orally, or by drawings or observation.

CONSULTING AGREEMENT	Page 3

(ii) Non-Disclosure.

(a) In exchange for the Company’s agreement to provide Consultant with Confidential Information and to protect the Company’s legitimate business interests, Consultant shall hold all Confidential Information in strict confidence. Consultant shall not, during the term of this Agreement or at any time thereafter, disclose to anyone, or publish, use for any purpose, exploit, or allow or assist another person to use, disclose or exploit, except for the benefit of the Company, without prior written authorization, any Confidential Information or part thereof, except as permitted: (1) in the ordinary course of the Company’s business or Consultant’s work for the Company; or (2) by law. Consultant shall use all reasonable precautions to assure that all Confidential Information is properly protected and kept from unauthorized persons. Further, Consultant shall not, during the term of this Agreement or at any time thereafter, directly or indirectly, use the Company’s Confidential Information to: (1) call upon, solicit business from, attempt to conduct business with, conduct business with, interfere with or divert business away from any customer, client, vendor or supplier of the Company with whom or which the Company conducted business within the eighteen (18) months prior to the termination (including, by expiration) of this Agreement; and/or (2) recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by or associated with the Company.

(b) Consultant agrees that Consultant shall not use or disclose any confidential or trade secret information belonging to any former employer or third party, and Consultant shall not bring onto the premises of the Company or onto any Company property any confidential or trade secret information belonging to any former employer or third party without such third party’s consent.

(c) During the term of this Agreement, the Company will receive from third parties their confidential and/or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of and to use such information only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or organization or to use it except as necessary in the course of Consultant’s Consulting Services with the Company and in accordance with the Company’s agreement with such third party.

(iii) Work Product.

(a) Consultant Proprietary Information Retained and Licensed. Consultant agrees that Consultant shall not incorporate in any work that Consultant performs for the Company any (1) work product, information, inventions, original works of authorship, ideas, know-how, processes, designs, computer programs, photographs, illustrations, developments, trade secrets and discoveries, or any of the technology, whether developed before, during or following the term of this Agreement, (collectively, “Work Product”) that is owned by Consultant (collectively referred to as the “Consultant Proprietary Information”). Nonetheless, if in the course of Consultant’s Consulting Services, Consultant incorporates into a Company product, process or machine Consultant Proprietary Information, Consultant agrees to grant and hereby grants the Company a nonexclusive, royalty-free, irrevocable, sublicensable, transferable, perpetual, and worldwide license to make, have made, modify, use, have used, import, export, reproduce, distribute, prepare and have prepared derivative works of, offer to sell, sell and otherwise exploit such Consultant Proprietary Information, and provided further that all of the foregoing rights of the Company shall extend to any derivative works so prepared.

CONSULTING AGREEMENT	Page 4

(b) Assignment of Work Product. During the term of the Agreement and at all times thereafter, Consultant agrees that Consultant shall promptly make full written disclosure to the Company, shall hold in trust for the sole right and benefit of the Company, and shall assign and hereby assigns to the Company or its designee, including the United States pursuant to a contract between the Company and the United States or any of its agencies, all of Consultant’s right, title, and interest in and to any and all Work Product that has been or may be developed, conceived, reduced to practice or otherwise made by Consultant solely or jointly with others during the term of this Agreement which (i) relates in any manner to the existing or contemplated business, work, or investigations of the Company; (ii) is suggested by, results from, or arises out of any work that Consultant may do for or on behalf of the Company; (iii) results from or arises out of any Work Product that may have been disclosed or otherwise made available to Consultant as a result of duties assigned Consultant by the Company; or (iv) is otherwise made through the use of the Company’s time, information, facilities, or materials, even if developed, conceived, reduced to practice or otherwise made during non-working hours. Such Work Product and the benefits thereof shall immediately become the sole and absolute property of the Company. Consultant understands and agrees that Work Product developed by Consultant solely or jointly with others in the course and scope of Consultant’s Consulting Services with the Company is within the Company’s sole discretion and for the Company’s sole benefit. Consultant further acknowledges that the parties intend that all original works of authorship that are included in such Work Product and that are protectable by copyright are “Works Made for Hire,” as that term is defined in the United States Copyright Act, and the Company will be considered the owner and author thereof. Consultant understands and agrees that the decision whether or not to commercialize or market any Work Product is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty will be due to Consultant as a result of the Company’s efforts to commercialize or market any such item.

(c) Maintenance of Records. Consultant agrees to keep and maintain adequate and current hard-copy and electronic records of all Work Product made by Consultant (solely or jointly with others) during the term of this Agreement. The records will be available to and remain the sole property of the Company during the term of the Agreement and at all times thereafter.

(d) Patent and Copyright Registrations. Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Work Product in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, affidavits, and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Work Product. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(iv) Return of Company Property. Upon the termination of Consultant’s Consulting Services under this Agreement for any reason or no reason, Consultant shall immediately return and deliver to the Company any and all Confidential Information, software, devices, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, books of account, drawings, prints, plans, and the like which belong to the Company or relate to the Company’s business and which are in Consultant’s possession, custody or control, whether prepared by Consultant or others. If at any time after termination of Consultant’s Consulting Services under this Agreement, for any reason or no reason, Consultant or the Company determines that Consultant has any Confidential Information in Consultant’s possession or control, Consultant shall immediately return to the Company all such Confidential Information in Consultant’s possession or control, including all copies and portions thereof. Further, Consultant shall not retain any Confidential Information, data, information or documents belonging to the Company or any copies thereof (in electronic or hard copy format).

CONSULTING AGREEMENT	Page 5

V.	PERIOD OF AGREEMENT; TERMINATION

A. Period. This Agreement is effective from the Effective Date and shall continue until May 26, 2014 (“Term”). This Agreement governs all Consulting Services performed by Consultant for the Company during the Term. The Company or Consultant may terminate this Agreement for any reason or no reason, at any time, upon ten (10) days prior written notice to the other party. If this Agreement is terminated, either prior to or at the expiration of the Term, and the parties fail to execute a new agreement, all services will be discontinued as of the date of such termination; provided, however, Consultant shall use Consultant’s best efforts to complete all services commenced prior to such termination at the discretion of the Company.

B. Survival. The provisions set forth in Sections IV and VI.A shall survive termination or expiration of this Agreement. In addition, all provisions of this Agreement, which expressly continue to operate after the termination of this Agreement, shall survive the Agreement’s termination or expiration.

VI.	OTHER PROVISIONS

A. Non-Disparagement. Consultant agrees that the Company’s goodwill and reputation are assets of great value to the Company which have been obtained and maintained through great costs, time and effort. Therefore, Consultant agrees that during the term of this Agreement and at all times thereafter, Consultant shall not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its affiliates, officers or directors. Consultant further agrees that during the term of this Agreement and at all times thereafter, Consultant shall not, directly or indirectly, communicate in any manner with any member of the press or media concerning the Company, its affiliates, current or former officers, directors, or consultants except as permitted by law and/or Company policy.

B. Partial Invalidity. In the event any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such invalid or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required, and the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

C. Reformation. Consultant agrees that in the event any of the covenants contained in this Agreement shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the court shall have such authority to so reform the covenant and the parties hereto shall consider such covenant(s) and/or other provisions so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written.

D. Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and fully supersedes any and all prior agreements, understandings, or representations between the parties, whether oral or written, pertaining to the subject matter of this Agreement. Consultant represents and acknowledges that in executing this Agreement, Consultant does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement. Consultant agrees that Consultant has used Consultant’s own judgment in executing this Agreement. This Agreement may not be amended unless it is in writing and signed by Consultant and the chief executive officer or chief financial officer of the Company.

CONSULTING AGREEMENT	Page 6

E. Controlling Law. Any dispute in the meaning, effect, or validity of this Agreement and/or any dispute arising out of Consultant’s relationship with the Company shall be resolved in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof. Venue of any litigation arising from this Agreement or Consultant’s relationship with the Company shall be in a state district court of competent jurisdiction in New York County, New York, or the United States District Court for the Southern District of New York. Consultant consents to personal jurisdiction of the state district courts of New York County, New York and to the United States District Court for the Southern District of New York, and agrees that Consultant shall not challenge personal jurisdiction in such courts. Consultant waives any objection that Consultant may now or hereafter have to the venue or jurisdiction of any proceeding in such courts or that any such proceeding was brought in an inconvenient forum (and agrees not to plead or claim the same).

F. Voluntary Agreement. Consultant acknowledges that Consultant has had an opportunity to consult with an attorney or other counselor concerning the meaning, import, and legal significance of this Agreement, and Consultant has read this Agreement, as signified by Consultant’s signature hereto, and Consultant is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.

G. Limitations on Assignment. In entering into this Agreement, the Company is relying on the unique services of Consultant; services from another company or contractor will not be an acceptable substitute. Consultant may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Consultant in violation of this paragraph shall be void.

H. Notices. All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, or by facsimile or electronic mail transmission, (i) if to Consultant, to the address, set forth on the signature page of this Agreement and (ii) if to the Company, to the address, set forth on the signature page of this Agreement. Any notice delivered personally, by fax or by electronic mail shall be deemed given upon receipt (with confirmation of receipt required in the case of fax or electronic mail transmissions); any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof

I. Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

J. Counterparts. This Agreement and amendments to it will be in writing and may be executed in counterparts. Each counterpart will be deemed an original, but both counterparts together will constitute one and the same instrument.

K. Ambiguities. Any rule of construction to the effect that ambiguities shall be resolved against the drafting party shall not apply to the interpretation of this Agreement.

[Signature Page Follows]

CONSULTING AGREEMENT	Page 7

The signatures below indicate that the Parties have read, understand and will comply with this Agreement.

CONSULTANT:

JAMES j. BARRY, PH.D.

Signature:	/s/ James J. Barry

Printed Name:	James J. Barry

Date:	February 25, 2014

Address for Notice:

COMPANY:

INSPIREMD, INC.

Signature:	/s/ Craig A. Shore

Name:	Craig A. Shore

Title:	Chief Financial Officer

Address for Notice:

321 Columbus Avenue

Boston, Massachusetts 02116-5114
Attention: Chief Executive Officer
Fax:

Email: